SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BRAINTECH, INC.

(Exact name of registrant as specified in its charter)

NEVADA	98-0168932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 102-930 West 1st Street, North Vancouver, B.C., Canada, V7P 3N4

(Address of principal executive offices)

The 2003 Stock Option Plan of Braintech, Inc.

(Full title of the plan)

National Registered Agents, Inc., P.O. Box 927, West Windsor, NJ 08550-0927

(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (609) 716-0300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,500,000	$0.48	$1,200,000	$141.24

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant’s common stock as of June 27, 2005, a date within five business days prior to the date of filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The 2003 Stock Option Plan of Braintech, Inc.

Cross-Reference Sheet Pursuant to Rule 404(a )

Cross-reference between items of Part I of Form S-8 and the Section 10(a) prospectus that will be delivered to each employee, consultant, or director who participates in the 2003 Stock Option Plan of Braintech, Inc.

Registration Statement Item Numbers and Headings		Prospectus Heading
1.	2003 Stock Option Plan Information	Section 10(a) Prospectus
2.	Registrant Information and Employee Plan Annual Information	Section 10(a) Prospectus

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Braintech, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

1.          The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2004.

2.          All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2004.

3.          The Company's Form 10-SB registration statement filed on September 25, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this registration statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

The common stock of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company’s initial Form 10-SB registration statement filed with the Commission on September 25, 1998, and is incorporated herein by reference. (See “Item 3. Incorporation of Documents by Reference”).

Item 5. Interests of Named Experts and Counsel

No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being registered hereby was hired on a contingent basis or has or is to receive, in connection with this registration, a substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only o the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding as referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

-	By the stockholders;
-	By the board of directors by majority vote of a quorum consisting of directors -who were not parties to the action, suit or proceeding;
-	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
-	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to section 78.751:

-

does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action;

-	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Company’s Bylaws provide for the indemnification of directors of the Company to the fullest extent permitted by sections 78.7502 and 78.751.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits.

4.1        2003 Stock Option Plan of Braintech, Inc. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on May 14, 2003).

4.2	Form of Stock Option Agreement for 2003 Stock Option Plan.
5	Opinion of Clark Wilson LLP.
23.1	Opinion of Clark Wilson LLP (included in Exhibit 5).
23.2	Consent of KPMG LLP, Chartered Accountants.
24.	Power of Attorney (included in signature page).
Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)              To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Vancouver, British Columbia, Canada on June 28, 2005.

BRAINTECH, INC.

By:       /s/ Owen L.J. Jones

Owen L.J. Jones
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Owen Jones, Chief Executive Officer, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons, in their respective capacities, have signed this registration statement on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Owen L.J. Jones	Chief Executive Officer, Director	June 28, 2005
OWEN L. J. JONES	Principal Executive Officer

/s/ Edward A. White	Chief Financial Officer, Director	June 28, 2005
EDWARD A. WHITE	Principal Financial Officer
Principal Accounting officer

/s/ Babak Habibi	President, Director	June 28, 2005
BABAK HABIBI